ENERSYS MANAGEMENT INCENTIVE PLAN ("Plan")

Fiscal Year 2006

1. Plan Objectives

  Provide an incentive program that encourages executives, senior managers and operating managers to embrace our corporate vision.

  Provide an incentive program to drive all participants to achieve corporate goals by all working together as one company team.

  Provide participants with an opportunity to earn bonus compensation for outstanding corporate financial performance.

  Provide focused attention on the most important measures of business success.

2. Plan Term

The Plan will commence on the first day of the 2006 Fiscal Year (April 1, 2005) and end on the last day of the Fiscal Year (March 31, 2006).

3. Plan Eligibility

It is intended that those who participate are executives, senior managers and operating managers whose decisions and performance directly impact the overall corporate success of EnerSys.

4. Performance Measures

The Plan is based on two corporate performance measures (one related to corporate profitability and one related to our indebtedness) and one special adjustment (related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002) for 2006. These measures are the same for all participants in the Plan.

5. Payout Ranges

The payout ranges from 0 to 100% of base salary for our Chief Executive Officer (the "CEO"), and from 0 to 60% of base salary for our other executive officers. The payout range for other participants is dependent upon such participant's level of responsibility in the Company.

Plan Rules and Administration

1. Payment Qualifications

a. Eligibility

In order to be eligible for any payment due under the Plan, a participant must be employed by the Company on the payment date (normally during June of the following fiscal year, except as otherwise provided below).

b. Partial Year Participants:

Existing and new employees who join the Plan after the start of the fiscal year will be eligible for any payment due under the Plan based on a pro rata amount. This will be based on the participant'' base salary for the portion of the year employed.

If a participant leaves after the year-end but before the payment date as a result of retirement at normal retirement age, early retirement, ill health/disability retirement or redundancy, they will be eligible for any payment under the Plan on the normal payment date.

If a participant leaves for any other reason after the year-end but before the payment date, any payment under the Plan will be at the sole discretion of the Compensation Committee of the Board of the Directors (the "Compensation Committee"), in the case of the CEO and other executive officers, and at the sole discretion of the CEO, in the case of all other Plan participants.

Participants who terminate employment during the Plan year will not be eligible for payments unless termination was caused by: retirement at normal retirement age, early retirement with company consent, ill health/disability retirement or redundancy. In such cases, pro rata awards will be at the sole discretion of the Compensation Committee, in the case of the CEO and other executive officers, and at the sole discretion of the CEO, in the case of all other Plan participants and will be made based on the number of complete months worked during the Plan year.

2. Payment Terms and Timing

Any bonus earned will be paid as soon as practical after the fully audited annual results of the Company have been announced (normally during June). The bonus is based upon the participant's base earnings for the year.

The participant will be liable for any personal tax due or other statutory payments due on any part of the incentive.

3. Plan Framework

Any "windfall" impacts, either adverse or positive, will be excluded from the calculations. The decision of the Compensation Committee, in the case of the CEO and other executive officers, and at the sole discretion of the CEO, in the case of all other Plan participants as to "windfall" will be final.

The calculation of an individual's actual incentive is based on the individual's base earnings during the Plan year.

4. Definitions

Any questions or disputes concerning the Plan rules, interpretation of the rules, or any other issues pertaining to the Plan, including awards, will be determined solely by the Compensation Committee, in the case of the CEO and other executive officers, and at the sole discretion of the CEO, in the case of all other Plan participants, which decision will be final and binding.

5. Participation

Notwithstanding the terms of the Plan and the information contained herein, an employee's participation in the Plan, and the award of bonus thereunder is completely within the discretion of the Compensation Committee, in the case of the CEO and other executive officers, and at the sole discretion of the CEO, in the case of all other Plan participants. In particular and without limitation, if the Company restates its financial results for the Plan period, the Compensation Committee, in the case of the CEO and other executive officers, and the CEO, in the case of all other Plan participants, may reduce the Plan payout to any participant on a retroactive basis to the extent permitted under applicable law, or take other action as permitted under applicable law such as, without limitation, restricting future participation in the Plan. The Plan is not contractual and does not constitute an employment contract, and the terms of the Plan are subject to change at any time at the sole discretion of the Compensation Committee.